Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

Issuer Name and Ticker or Trading Symbol:	Party City Holdco Inc.

Date of Earliest Transaction Required to be
Reported (Month/Day/Year):	November 12, 2019

Footnotes to Form 4

(1) This report is being filed by the following Reporting Persons:  Thomas H. Lee Advisors, LLC (“THL Advisors”), Thomas H. Lee Equity Fund VI, L.P. (“THL Equity VI”), Thomas H. Lee Parallel Fund VI, L.P. (“Parallel Fund VI”), Thomas H. Lee Parallel (DT) Fund VI, L.P. (“DT Fund VI”), THL Coinvestment Partners, L.P. (“THL Coinvestment”), THL Operating Partners, L.P. (“THL Operating”), THL PC Topco, L.P. (“THL Topco”), THL Equity Fund VI Investors (PC), L.P. (“THL PC” together with THL Equity VI, Parallel Fund VI, DT Fund VI, THL Coinvestment, THL Operating, and THL PC, the “THL PC Owners”), Great-West Investors, L.P. (“Great West”) and Putnam Investments Employees’ Securities Company III LLC (“Putnam III”).

(2) THL Advisors is the general partner of Thomas H. Lee Partners, L.P., which in turn is the general partner of THL Coinvestment and the sole member of THL Equity Advisors VI, LLC (“THL Advisors VI”), which in turn is the general partner of the THL Equity VI, Parallel Fund VI, DT Fund VI, THL Operating, THL Topco and THL PC.  THL Advisors is attorney-in-fact of Great West and Putnam Investments, LLC, which is the managing member of Putnam Investments Holdings, LLC, which in turn is the managing member of Putnam III.

(3) Each of the Reporting Persons disclaims beneficial ownership of the securities listed in this report, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for the purpose of Section 16 or for any other purpose, except to the extent of such Reporting Person’s pecuniary interest therein.

(4) Represents all of the shares of common stock of the Issuer directly owned by the THL PC Owners and distributed for no consideration on a pro rata basis as follows: 29,662,256 shares to certain third-party limited partners of the THL PC Owners; and 6,054,002 shares of common stock to certain affiliates of the THL PC Owners, which shares are subject to a 15-trading day lock-up period.

(5) Following the distributions, no shares of common stock of the Issuer are owned by the THL PC Owners.